UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2022

Markforged Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-39453	98-1545859
(Commission File Number)	(I.R.S. Employer Identification No.)

480 Pleasant Street Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

(866) 496-1805

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of Each Exchange on Which Registered:
Common Stock, $0.0001 par value per share	MKFG	New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock, $0.0001 par value	MKFG.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Executive Severance Plan

On December 31, 2022, following a review by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Markforged Holding Corporation (the “Company”, “we”, “us” or “our”) of our existing severance and change in control practices and current market practices in consultation with our independent compensation consultant, the Committee approved and adopted an Executive Severance and Change in Control Plan (the “Plan”) for our wholly owned subsidiary MarkForged, Inc. applicable to certain of our executive officers who are notified of their eligibility to participate in the Plan and sign a participation letter (collectively, “Executives”). Executives who sign a participation letter to participate in the Plan will only be eligible to receive severance pay and benefits under this Plan and not under any employment agreement.

Under the Plan, in the event of a termination by us without cause (as such term is defined in the Plan) or by the Executive for good reason (as such term is defined in the Plan), in each case more than three (3) months prior to a change in control or more than twelve (12) months following a change in control (as such term is defined in the Plan), the severance benefits for the Executive shall generally consist of continued payment of base salary following the date of such Executive’s termination of employment, plus coverage of the employer portion of the regular premium for continued group health insurance coverage under COBRA, for the applicable severance period, which is twelve (12) months for our Chief Executive Officer and six (6) months for all other Executives, plus, if the date of termination occurs between the end of a calendar year and the date of payment of annual bonuses for such calendar year, the Executive shall be eligible to receive such prior year bonus pursuant to such bonus plan.

Under the Plan, in the event of a termination by the Company without cause or by the Executive for good reason, in each case within three (3) months prior to a change in control or within twelve (12) months following a change in control, the severance benefits for the Executive shall generally consist of the following:

•

payment of a lump sum amount equal to the Executive’s base salary, which, in the case of the Chief Executive Officer only shall be multiplied by 1.5, the Executive’s target bonus for the year in which the date of termination occurs, prorated for the number of days the Executive was employed during such year, plus coverage of the employer portion of the regular premium for continued group health insurance coverage under COBRA, for the number of months in the applicable benefit continuation period, which is eighteen (18) months for the Chief Executive Officer and twelve (12) months for all other Executives;

•

if the date of termination occurs between the end of a calendar year and the date of payment of annual bonuses for such calendar year, the Executive shall be eligible to receive such prior year bonus pursuant to such bonus plan; and

•	immediate vesting in full of all of the Executive’s outstanding equity awards subject to time-based vesting.

Receipt of severance benefits under the Plan is conditioned upon the Executive’s execution of a separation agreement containing, among other provisions, a general release of all claims in favor of us.

Payments are designed to comply with Section 409A of the Internal Revenue Code (the “Code”). In addition, if any payment under the Plan would constitute an excess parachute payment within the meaning of Section 280G of the Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision, or any other tax).

We have the right, in our sole discretion, to amend the Plan or to terminate it prospectively, provided that the Plan may not be amended in any manner which is adverse to any Executive without that Executive’s written consent.

The foregoing summary is qualified in its entirety by reference to the Plan filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	MarkForged, Inc. Executive Severance and Change in Control Plan, adopted December 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKFORGED HOLDING CORPORATION

Date: January 3, 2023	By:	/s/ Stephen Karp
Stephen Karp
General Counsel and Secretary